Exhibit 21.1

Subsidiaries of GB Sciences, Inc.

GB Sciences, LLC

GB Sciences Nevada, LLC

GB Sciences Las Vegas, LLC

ECRX, Inc.

GB Sciences Texas, LLC

GB Sciences Nopah, LLC

GBS Global Biopharma, Inc.